Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), effective as of April 1, 2017 (the “Effective Date”) is made between Agenus Inc., a Delaware corporation, having an address at 149 Fifth Avenue, Suite 500, New York, NY 10010 (“Agenus”), and Dr. Robert Stein, an individual currently residing at 7 Peter Cooper Rd., Apt 10-B, New York, NY 10010 (the “Consultant”) (each a “Party” and collectively the “Parties”).

WHEREAS, Consultant and Agenus were previously parties to an Employment Agreement dated June 30, 2015 (the “Employment Agreement”), pursuant to which Consultant served as Agenus’ President of Research & Development;

WHEREAS, concurrent with the execution of this Agreement, Consultant and Agenus entered into a severance agreement that, amongst other things, terminated the Employment Agreement; and

WHEREAS, Agenus desires to retain the services of Consultant, and Consultant desires to perform certain services exclusively for Agenus, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agenus and Consultant hereby agree as follows:

1.	Services.

1.1Description of Services. Subject to the terms and conditions of this Agreement, Agenus hereby exclusively retains Consultant as a Senior Advisor, Research & Development, to its CEO, Dr. Garo Armen, and/or his designees, to provide scientific guidance and advisory services to Agenus and/or its Affiliates, and such other services as may be requested from time to time (collectively, the “Services”).  Consultant shall make himself reasonably available to Agenus on full time basis to the extent requested by Agenus during the Term, including providing updates to the CEO at least bi-weekly, and participating in Agenus research personnel meetings upon request of the CEO or his designee.  Consultant shall perform the Services promptly and in compliance with the provisions of this Agreement and all applicable laws, rules and regulations, including if applicable, laws and regulations administered by the U.S. Food and Drug Administration (“FDA”) regarding the promotion and marketing of pharmaceutical products.  Consultant shall ensure that the Services are performed promptly and diligently.

As used in this Agreement “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  As used in this Agreement, “control” means direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2Non-Solicitation.  Consultant agrees that during the term of this Agreement and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, (i) solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any actual or prospective clients, customers, or accounts of Agenus, or (ii) recruit, solicit, or hire any employee of Agenus, or induce or attempt to induce any employee of Agenus, to discontinue his or her relationship with Agenus.

1.3Third Party Obligations.  Consultant represents and warrants to Agenus that none of his or her current obligations conflict with this Agreement or the Services to be provided hereunder.  Consultant covenants not to enter into any such conflicting agreement or incur any such conflicting obligation without the prior written consent of Agenus.  Consultant further covenants that the performance of the Services will not breach any agreement or obligation with any third party, including without limitation any obligation to refrain from engaging in activities that may compete with such party.

1.4Non-Competition.  During the Term and for a period of 12-months thereafter, Consultant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with Agenus or any of its Affiliates or undertake any planning for any business competitive with Agenus or any of its Affiliates. Specifically, but without limiting the foregoing, Consultant agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of Agenus or any of its Affiliates as conducted or under consideration at any time during the Term or during Consultant’s previous employment with Agenus. Restricted activity includes without limitation accepting employment or a consulting position with any Person (as defined below) who is, or at any time during the Term or during Consultant’s previous employment with Agenus has been, a competitor or a customer of Agenus or any of its Affiliates. For the purposes of this Section 1.4, the business of Agenus and its Affiliates shall include all Products (as defined below), and Consultant’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing shall not prohibit Consultant’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company. Consultant agrees that, during the Term and for a period of 12-months thereafter, he will not undertake any outside activity, whether or not competitive with the business of Agenus or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to Agenus or any of its Affiliates.  “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than Agenus or any of its Affiliates.  “Products” mean all products planned, researched, developed, under development, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by Agenus or any of its Affiliates, together with all services provided or planned by Agenus or any of its Affiliates, during the Term or during Consultant’s previous employment with Agenus.

1.5No Disparagement; Moral Hazard Clause.  Consultant agrees that during the Term and thereafter, Consultant shall not disparage Agenus or any of its Affiliates, or their respective directors, officers, employees, consultants, or agents, or otherwise make any statement or take any actions that would be materially harmful to the business, interests or reputation of Agenus or any of its Affiliates, or their respective directors, officers, employees, consultants, or agents. Consultant further agrees that that during the Term and thereafter, Consultant shall not engage in any behavior that could adversely impact the reputation of Agenus, including but not limited to committing, or being arrested for or charged with, any crime, or committing any acts of moral turpitude.

2.	Compensation.

2.1Compensation.  In exchange for the timely completion of Services during the Term, Agenus shall pay to Consultant a monthly retainer of $35,416.67 (the “Compensation”), and Consultant shall be entitled to continuation of vesting during the Term with respect to all equity incentive awards held by Consultant as of the Effective Date.  In the event of a Change of Control (as defined in the Employment Agreement) during the Term, all vesting of Consultant’s stock options will immediately be accelerated in full.  All payments for Compensation shall be made within 15 days following the end of each month Services are performed.  In addition to the Compensation provided for above, (i) so long as this Agreement remains in effective at all times on and through the one-year anniversary of the Effective Date (e.g., April 1, 2018), Consultant may be eligible to receive up to an additional $170,000 in Agenus’ sole discretion as a bonus payment for Services performed; and (ii) so long as this Agreement remains in effective at all times on and through the 15-month anniversary of the Effective Date (e.g., July 1, 2018), Consultant may be eligible to receive up to an additional $42,500, in Agenus’ sole discretion as a bonus payment for Services performed. All monies to be paid under this Agreement shall be paid to Consultant in U.S. Dollars.  Consultant acknowledges and agrees that payments made hereunder are for Services performed by Consultant.  No payments shall be passed through to third parties on behalf of Agenus without a valid invoice or other written documentation between the Parties evidencing such payment arrangement.

2.2Reimbursement of Expenses.  Agenus shall reimburse Consultant for reasonable travel and other out-of-pocket expenses incurred by Consultant in performance of the Services and in accordance with Agenus’s reimbursement policies, as they may be amended from time to time by Agenus, provided that (i) Consultant shall have submitted to Agenus written expense statements and other supporting documentation in a form that is reasonably satisfactory to Agenus, (ii) any individual expenses in excess of $500.00 must be pre-approved by Agenus in writing, and (iii) all expenses incurred under this Agreement in the aggregate shall not exceed $2,500.00 without Agenus’ prior written approval. Agenus shall provide Consultant with a check for any amounts due under this Section 2.2 within forty-five (45) days after Agenus receives satisfactory documentation.

2.3Independent Contractor.  Consultant is an independent contractor of Agenus.  Consultant acknowledges and agrees that Agenus will not provide Consultant with any benefits.  Without in any way limiting the generality of the foregoing, Consultant acknowledges and agrees that he or she has no right to participate in any Agenus equity plan(s).  Consultant is also responsible for the payment and the withholding of all applicable taxes, levies and/or duties applicable to any compensation or reimbursements paid to Consultant hereunder in accordance with all applicable laws, rules and regulations.  In the event it is determined that Agenus has failed to make proper payment or withholding of income, payroll, or other taxes with respect to any compensation or reimbursements paid to Consultant hereunder and a federal or state tax authority determines that Agenus is liable for such nonpayment or underpayment or for any fines, penalties or interest connected with Consultant’s nonpayment or underpayment or the Parties’ characterization of such compensation or reimbursements, Consultant agrees to and shall, upon delivery of written notice from Agenus of a claim hereunder, indemnify and hold Agenus harmless from those amounts (including taxes, fines and/or penalties incurred in connection therewith) which Agenus pays.

2.4No Additional Obligation/Fair Market Value.  Consultant acknowledges and agrees that the compensation payable hereunder represents Agenus’s full and complete obligation for any and all Services to be rendered by Consultant under this Agreement.  Consultant further represents to Agenus that the compensation paid hereunder represents fair market value for Consultant’s time and the Services hereunder and is consistent with fees paid to Consultant for similar time and services provided by Consultant to others.  Both Parties acknowledge that the compensation is not determined in a manner that takes into account the volume or value of any future business that might be generated between the Parties.  In addition, Consultant and Agenus acknowledge that nothing in this Agreement shall be construed to require Consultant to promote, purchase, prescribe, or otherwise recommend any Agenus products being marketed or under development.

3.	Term and Termination.

3.1Term.  This Agreement shall commence on the Effective Date and shall remain in effect for a period of 15 months, unless extended by mutual written agreement of the Parties, or earlier terminated in accordance with the provisions of this Article 3 (such 15-month period as it may be extended or terminated, the “Term”).

3.2Termination.

(a)The Parties may mutually agree to terminate this Agreement at any time.

(b)Agenus may terminate this Agreement immediately upon written notice to Consultant (or his legal representative) in the event (i) of the death or legal incapacity of Consultant; (ii) that Consultant is otherwise no longer able to perform the Services; or (iii) if Consultant breaches any provision of Sections 1.2, 1.3, 1.4, 1.5 or Articles 4, 5 or 6.

3.3Survival.  The following provisions shall survive the expiration or termination of this Agreement: Articles 4, 5 and 6; Sections 1.2, 1.4, 1.5, 7.4 through 7.10, and this Section 3.3.

4.	Confidential Information.

4.1Definition of Confidential Information.  Confidential Information shall mean any technical or business information furnished by or on behalf of Agenus to Consultant in connection with this Agreement or developed by Consultant in the course of performing the Services, regardless of whether such Confidential Information is in oral, electronic or written form.  Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

4.2Obligations.  Consultant shall

(a)maintain all Confidential Information in strict confidence; and

(b)use all Confidential Information solely for the purpose of providing the Services as  requested by Agenus; and

(c)reproduce the Confidential Information only to the extent necessary for providing the Services as requested by Agenus, with all such reproductions being considered Confidential Information;

(d)disclose the Confidential Information only as expressly permitted in order to perform the Services; and

(e)not disclose or publish any Confidential Information to any third party without the express prior written consent of Agenus, in each case in Agenus’s sole discretion.

4.3Exceptions.  The obligations of Consultant under Section 4.2 shall not apply to the extent that Consultant can demonstrate that certain information:

(a)was in the public domain prior to the time of its disclosure or development under this Agreement;

(b)entered the public domain after the time of its disclosure or development under this Agreement other than due to an act or omission by Consultant;

(c)was independently developed by Consultant prior to the time of its disclosure or development under this Agreement and without access to Confidential Information; or

(d)is or was disclosed to Consultant at any time prior to its disclosure or development under this Agreement, without restriction, by a third party having no fiduciary relationship with Agenus and having no obligation of confidentiality with respect to such Confidential Information.

4.4Required Disclosures.  In addition Consultant may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that Consultant (i) gives Agenus prompt written notice of such requirement, (ii) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, and (iii) discloses only the Confidential Information strictly required to comply with such legal obligation.

4.5Return of Confidential Information; Survival of Obligations.  Upon the termination of this Agreement, or earlier at the request of Agenus, Consultant shall return to Agenus all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of Consultant.  The obligations set forth in this Article 4 shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of Consultant to return Confidential Information shall survive until fulfilled.  Consultant acknowledges and agrees that the Confidential Information is of extreme value to Agenus, and any use or disclosure thereof other than as expressly allowed under this Agreement would cause irreparable harm to Agenus for which Agenus could obtain relief as contemplated in Section 7.9 of this Agreement, and that such unauthorized disclosure may represent Consultant’s violation of U.S. securities laws.

5.	Developments; Third Party IP; Avoidance of Claims.

5.1Proprietary Property.  Consultant acknowledges and agrees that all Confidential Information and Proprietary Property (as defined below) and any and all intellectual property rights therein is and shall remain the exclusive property of Agenus or the third party entrusting any Confidential Information to Agenus.  Consultant hereby assigns, conveys, and grants, and agrees to assign, convey, and grant to Agenus, all of his right, title, and interest in and to any and all Proprietary Property.  Consultant agrees to promptly disclose to Agenus any and all Proprietary Property.  Consultant further agrees to cooperate fully to allow Agenus to obtain patent or other proprietary protection for such Proprietary Property, all in the name of Agenus and at Agenus’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other measures as Agenus shall reasonably request in order to perfect and enforce Agenus’s rights in the Proprietary Property (including transfer of possession to Agenus of all Proprietary Property embodied in tangible materials), and hereby appoints Agenus’s attorney to execute and deliver any such documents on his behalf in the event Consultant fails or refuses to do so.  As used in this Agreement, “Proprietary Property” shall mean any and all inventions, developments, data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form), discoveries, improvements, ideas, concepts, computer programs, algorithms, protocols, systems and related documentation, and any other works of invention or authorship (whether or not patentable, copyrightable, or entitled to or eligible for other forms of legal protection) generated, conceived, discovered, written, invented, developed, or reduced to practice or tangible medium by or on behalf of Consultant (whether alone, jointly with others, or under Consultant’s direction) whether or not in the course of providing the Services, and any and all patent, patent applications, copyrights, trademarks, trade secrets or other intellectual property rights in any of the foregoing.  Consultant shall maintain adequate records (whether written, electronic, or otherwise) to document the Proprietary Property, including without limitation the conception and reduction to practice of all inventions, and shall make such records available to Agenus upon request.  Agenus shall have sole ownership of all such records.

5.2Works.  In addition and without in any way limiting the foregoing, Consultant agrees that all right, title and interest in and to any works of authorship or copyrightable materials resulting from the performance of the Services and all copies thereof, in whatever media, (the “Works”) shall be in Agenus.  Consultant specifically agrees that, to the extent that any portion of the Works constitutes a work protectable under the copyright law of the United States (the “Copyright Law”), Agenus and Consultant agree that any such portion of the Works has been specifically ordered and commissioned by Agenus and shall be considered a “work made for hire” as such term is used and defined in the Copyright Law.  Accordingly, Agenus shall be considered the “author” of such portion of the Works and the sole and exclusive owner throughout the world of copyright therein.  In the event that any portion of the Works constitutes a work protectable under the Copyright Law but does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, Contractor hereby assigns and agrees to assign to Agenus all right, title and interest in and to copyright in the Works or in any such portion thereof and agrees to execute and deliver to Agenus, upon request, appropriate assignments of copyright and such other documents and instruments as Agenus may request.

5.3Third-Party Intellectual Property.  Consultant acknowledges that Agenus does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that Consultant may have acquired from or developed for any third party (“Third-Party IP”).  Consultant agrees that in the course of providing the Services, Consultant shall not improperly use or disclose any Third-Party IP.

5.4Avoidance of Claims by Third-Parties.  Unless covered by an appropriate agreement between any third party and Agenus, Consultant shall not engage in any activities or use any facilities, funds or equipment, in the course of providing Services, which could result in claims of ownership to any Proprietary Property by such third party.

6.	U.S. Foreign Corrupt Practices Act Compliance.

6.1FCPA.  Consultant understands that Agenus is an issuer of securities in the United States and is subject to the provisions of the U. S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78m, 78dd-1 through 78dd-3 (“FCPA”).  This law prohibits making, promising or offering to make corrupt payments to foreign officials, political parties or candidates, or making payments to other persons who will offer or make payments to any of the aforementioned parties in order to obtain business, retain business or gain an improper advantage.  Consultant represents and warrants to Agenus that Consultant is familiar with and understands the FCPA.

6.2Representations.  Consultant represents and warrants to Agenus that throughout the period in which Consultant provides Services to Agenus, neither Consultant, nor any person performing Services on behalf of Consultant will engage in any activity that could cause a violation of any provision of the FCPA by Agenus.  Consultant represents and warrants that Consultant has not made, promised to make, or arranged for any third party to make any payments or gifts to foreign officials in connection with Consultant’s engagement by Agenus.  Further, Consultant represents and warrants to Agenus that Consultant has not violated any anti-corruption law and further that Consultant is not involved in, or the subject of, any investigation involving bribery, corruption or improper payments to foreign government officials, as defined in the FCPA.  Consultant agrees to update these representations and warranties on a periodic basis as required by Agenus in a format prescribed by Agenus.

6.3Notice of Violation.  Consultant agrees to notify Agenus immediately in writing if Consultant or any person who is performing Services hereunder on behalf of Consultant is suspected of violating any anti-corruption law or becomes involved in, or a subject of, an investigation or law enforcement inquiry into possible improper payments to foreign officials or possible violations of anti-corruption laws.   Consultant further agrees to provide such notification if Consultant or any person performing Services hereunder on behalf of Consultant becomes involved in any action, suit, claim, investigation or proceeding that is pending, or to the knowledge of Consultant threatened, relating to a potential violation of any anti-corruption laws, including the FCPA.

6.4Audits.  Consultant agrees to grant Agenus the right to audit Consultant’s books and records regarding the receipt and disposition of any payments made to Consultant by Agenus, and Consultant further agrees to cooperate with Agenus in connection with such audits.

6.5Material Provision.  It is agreed between Consultant and Agenus that this Article 6 is deemed by the Parties to be a material provision of this Agreement.

6.6Agenus Policy.  Consultant has received a copy of Agenus’s Policy on Improper Payments and Compliance with the FCPA (the “Policy”).  Consultant represents and warrants that Consultant has had the opportunity to review the Policy, understands the Policy, and will comply with it.

7.	Miscellaneous.

7.1Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.2Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Agenus may assign this Agreement to an affiliate or in connection with the merger, consolidation, or sale of all or substantially all of its business or assets relating to this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors, assigns, heirs, and personal representatives.

7.3Insider Trading.  Consultant acknowledges that Consultant may receive material, non-public information about Agenus and its business in the course of providing the Services, that this information must be maintained in strict confidence, and that the U.S. securities laws restrict trading on the basis of such information or providing such information to third parties who may trade on such information.

7.4Publicity.  Consultant consents to use by Agenus of Consultant’s name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Agenus.

7.5Notices.   Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) upon confirmation of delivery by email if sent during normal business hours, and otherwise on the next business day, (c) on the next business day after timely delivery to an overnight courier (postage prepaid), or (d) on the third business day after deposit in the United States mail (certified or registered mail return receipt requested, postage prepaid), to the addresses of the Parties set forth in the first paragraph of this Agreement, and in the case of correspondence to Agenus, with a copy to “Legal Department” at the same address.  Either Party may change its designated address by notice to the other Party in the manner provided in this Section 7.5.

7.6Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.  This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

7.7Governing Law.  This Agreement has been drafted in the English Language and the English language shall govern its interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles.

7.8Severability.  In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.  If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity, or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.  To the extent this Agreement may be construed in accordance with the laws of any state that limits the assignability to Agenus of certain Proprietary Property, the provisions of this Agreement shall be modified to conform to such state limitation while most closely effectuating the original intention of the Parties (e.g., by providing for fully paid up license rights, or the like).

7.9Equitable Relief.  Consultant acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Agenus and are reasonable for such purpose.  Consultant agrees that any breach or threatened breach of his or her obligations under this Agreement will cause irreparable harm to Agenus.  Therefore, in addition to any other remedies that may be available to Agenus, Agenus may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any obligations of Consultant under this Agreement.

7.10Massachusetts Information Security Regulations Compliance. Massachusetts Information Security Regulations, 201 Code of Mass. Regs. 17.00 et seq. (the “IS Regulations”) mandate procedures to safeguard the “Personal Information,” as defined in the IS Regulations, of Massachusetts residents. Because Consultant may have access to the Personal Information of Agenus’s employees, contractors, business associates, or customers who are Massachusetts residents (“Protected Information”), the IS Regulations require Consultant to certify compliance with the IS Regulations. Accordingly, Consultant agrees that, as long as Consultant has access to or maintains copies of Protected Information Consultant will: (a) comply with the IS Regulations with respect to the Protected Information, (b) promptly notify Agenus of any suspected or actual data breach involving Protected Information, and (c) cooperate with Agenus to investigate and remediate any suspected or actual data breach involving Protected Information.

7.11Whistleblower Notice.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or

(ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

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IN WITNESS WHEREOF, the Parties each have caused this Agreement to be executed by their duly respective authorized representative as of the Effective Date.

AGENUS INC.	CONSULTANT

/s/ Garo H. Armen	/s/ Robert Stein
Name: Garo H. Armen, PhD	Name: Dr. Robert Stein
Title: Chairman & CEO	Date: March 29, 2017
Date: March 29, 2017